AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of December 15, 2025, is made and entered into by and between Guggenheim Partners Investment Management, LLC (the “Adviser”) and Guggenheim Funds Trust (the “Fund”). This Agreement shall apply to each investment portfolio of the Fund as set forth in Schedule A (the “Series”), as may be amended from time to time.

WHEREAS, the Adviser has been appointed the investment adviser to the Series pursuant to an agreement between the Fund and the Adviser (such agreement an “Advisory Agreement”); and

WHEREAS, the Fund, on its own behalf and on behalf of its investment portfolios listed in Schedule A, and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, it is agreed as follows:

1.  With respect to the Series identified on Schedule A, the Adviser hereby agrees, subject to Section 2 hereof, to make payments to the extent necessary to limit the ordinary operating expenses (including Rule 12b-1 fees (if any), but exclusive of brokerage costs, dividends on securities sold short, expenses of other investment companies in which a Series invests, interest, taxes, indemnification, and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund’s business) (“Operating Expenses”), of each Series to an annual rate (as a percentage of the Series’ average daily net assets) as set forth on Schedule A (“Fees Expense Limit”).

2.  In case a Series has multiple classes of shares, any amount of fees or expenses paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Series in accordance with the terms of the Series’ multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 and in manner consistent with that Rule.

3.  The parties agree that this Agreement shall supersede any prior expense limitation agreement between the Fund and the Adviser with respect to the Fund’s Series listed on Schedule A.

4.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Fund, on behalf of the Series, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Series, will terminate automatically if the Advisory Agreement with respect to such Series is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

GUGGENHEIM FUNDS TRUST

By:	/s/ Amy J. Lee
Name:	Amy J. Lee
Title:	Vice President and Chief Legal Officer

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By:	/s/ Amy J. Lee
Name:	Amy J. Lee
Title:	Attorney-in-Fact

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

SCHEDULE A

Dated December 15, 2025

Registered investment companies to which this Agreement applies and their respective Series:

Guggenheim Funds Trust: Guggenheim Active INvestment Series - Core Plus Fund (SMA) and Guggenheim Active INvestment Series (GAINS) - Limited Duration Fund (SMA)

Series Name and Share Class	Expense Limit	Effective Date	Expiry Date

Guggenheim Active INvestment Series (GAINS) - Core Plus Fund
SMA	0.00%	Upon Launch	2/1/2027

Guggenheim Active INvestment Series (GAINS) - Limited Duration Fund
SMA	0.00%	Upon Launch	2/1/2027

The Adviser will respect the following principles in implementing the foregoing Expense Limits:

-

In accordance with the terms of Section 2 hereof, the provisions of Rule 18f-3 under the Investment Company Act of 1940 and the Series’ Multiple Class Plan, the Adviser always will reduce fees payable to it and reimburse other expenses that are advisory fees, custodial fees or other expenses related to the management of the Series’ assets (i.e., fund - wide expenses) equally among classes of shares based on relative net assets such that each class pays the same series-wide expenses.

-

The Adviser may, however, reduce fees payable to it and reimburse other expenses that are actually incurred in a different amount by classes of shares, or if the classes receive services of a different kind or to different degrees (i.e., class-specific expenses) in amounts that differ among classes.

3